EXHIBIT 99.1

Great Lakes Reports Year-End Results Including $29.5m Charge for Restructuring Costs; Confirms Savings Initiatives on Track

OAK BROOK, Ill., Feb. 20, 2018 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, today reported financial results for the quarter and year ended December 31, 2017.

For the three months ended December 31, 2017, Great Lakes reported revenue of $191.7 million, net loss from continuing operations of $8.8 million and negative Adjusted EBITDA from continuing operations of $8.4 million. Excluding the charges relating to our previously announced restructuring, for the three months ended December 31, 2017, Great Lakes reported net income from continuing operations of $8.0 million and Adjusted EBITDA from continuing operations of $12.2 million. These results compare to revenue of $213.4 million, net loss from continuing operations of $7.0 million and Adjusted EBITDA from continuing operations of $11.6 million for the same quarter in 2016.
For the year ended December 31, 2017, Great Lakes reported revenue of $702.5 million, net loss from continuing operations of $18.6 million and Adjusted EBITDA from continuing operations of $34.7 million. Excluding the charges relating to our previously announced restructuring, for the year ended December 31, 2017, Great Lakes reported net loss from continuing operations of $0.5 million and Adjusted EBITDA from continuing operations of $57.3 million. These results compare to revenue of $767.6 million, net loss from continuing operations of $8.2 million and Adjusted EBITDA from continuing operations of $72.0 million in the prior year.

Company Update
Chief Executive Officer Lasse Petterson commented, “For the year ended December 31, 2017, we recognized a $29.5 million charge related to the previously announced restructuring. This charge was comprised of $23.0 million in cost of contract revenues, $1.8 million in general and administrative expenses and a $4.7 million loss on sale of assets. We expect to recognize an additional $13 - $18 million of restructuring charges during 2018. We are also pleased to confirm that our cost savings initiatives are on track, and we continue to expect to recognize approximately $20 million of cost savings in 2018 with the full run rate of $40 million in cost savings starting in 2019.

During the fourth quarter of 2017, we also successfully commenced operations of the Ellis Island which is currently working and earning revenue on the Mississippi Coastal Improvement Program project in the Gulf of Mexico. As stated in previous communications, we expect there to be a three month run in period for the Ellis Island to achieve her design production capacity. We continue to expect the Ellis Island to provide an incremental $20-$30 million of EBITDA on an annual basis.”

Chief Financial Officer Mark Marinko commented, “The fourth quarter of 2017 remained consistent with the results we experienced in the first nine months of 2017. Additionally, the fourth quarter of 2017 was negatively impacted by additional costs on our smaller domestic inland projects as well as overall domestic weather delays. The fourth quarter of 2017 included final payments for the Ellis Island, yet net debt remained flat with the third quarter of 2017. With our increasing backlog over the last six months, the Ellis Island in operation and the restructuring plan in place, we expect our results to improve in 2018.”

Within this earnings release, the Company has chosen to exclude restructuring charges in certain comparisons to the prior year. This exclusion allows the user to better evaluate the Company’s financial results from operations and drivers of variances from the prior year without the impact of this special item. Restructuring items can include costs of contract revenues (depreciation and other), general and administrative expenses and loss on sale of assets. Reconciliations to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) are provided throughout the earnings release and within the schedules attached. These non-GAAP measures are limited and should be considered in conjunction with GAAP measures herein provided.

Great Lakes Dredge & Dock Corporation and Subsidiaries
Select Income Statement Results Excluding Restructuring
(Unaudited and in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2017			December 31, 2017

	Total Reported Consolidated	Restructuring Exclusions	Consolidated Excluding Restructuring	Total Reported Consolidated	Restructuring Exclusions	Consolidated Excluding Restructuring
Revenue	$191,741	$-	$191,741	$702,503	$-	$702,503

Gross profit	(8,768)	22,652	13,884	49,883	22,967	72,850
Gross profit margin	-4.6%		7.2%	7.1%		10.4%

General and administrative expenses	16,747	(103)	16,644	68,331	(1,826)	66,505
Loss on sale of assets—net	4,722	(4,691)	31	5,077	(4,691)	386

Operating income (loss)	(30,237)	27,445	(2,792)	(23,525)	29,484	5,959
Operating margin	-15.8%		-1.5%	-3.3%		0.8%

Loss from continuing operations before income taxes	(38,331)	27,445	(10,886)	(54,173)	29,484	(24,689)
Income tax benefit	29,498	(10,662)	18,836	35,610	(11,455)	24,155
Income (loss) from continuing operations	$(8,833)	$16,783	$7,950	$(18,563)	$18,029	$(534)

Consolidated Company – Fourth Quarter 2017

  Net income excluding restructuring was $8.0 million for the fourth quarter of 2017 as compared to a net loss of $7.0 million for the same period in 2016. The current period includes net interest expense of $7.6 million and an income tax benefit excluding restructuring of $18.8 million. $15.7 million of this benefit was a result of the Tax Cuts and Jobs Act of 2017. Net loss for the fourth quarter of 2016 included $6.5 million in net interest expense and a $5.2 million income tax benefit.
  Adjusted EBITDA excluding the impact of restructuring was $12.2 million for the fourth quarter of 2017 as compared to $11.6 million for the same period in 2016. The variance is primarily related to a decrease in expenses related to the equity in joint ventures quarter over quarter.

Consolidated Company – Full Year 2017

  Net loss excluding restructuring was $0.5 million for the year ended December 31, 2017 as compared to a net loss of $8.2 million for the same period in 2016. The current period includes net interest expense of $26.0 million and an income tax benefit excluding restructuring of $24.2 million, $15.7 million of which is driven by the recent tax law change. Net loss for the year ended December 31, 2016 included $22.9 million in net interest expense and a $5.8 million income tax benefit.
  Adjusted EBITDA excluding restructuring was $57.3 million for the year ended December 31, 2017 as compared to $72.0 million for the same period in 2016. The decrease is a result of the $8.7 million decrease in operating profit excluding restructuring year over year, offset by a decrease in other expense and loss in equity joint venture when comparing 2017 to 2016.
  Cash at December 31, 2017 was $15.9 million, with total debt of $430.9 million ($2.8 million short-term debt and $428.1 million long-term debt).
  Total Company backlog at year end was $546.7 million, including $238 million related to the Charleston I and II projects which were awarded during 2017.
  Total capital expenditures for 2017 were $66.1 million, of which $43.3 million was spent for the completion of the Ellis Island. In the prior year, total capital expenditures were $85.2 million, including $53.9 million for the Ellis Island.

Segment Update

For the three months ended December 31, 2017, the dredging segment reported revenue of $152.7 million, negative gross profit of $9.7 million and operating loss of $26.7 million. Excluding the charges relating to our previously announced restructuring, for the three months ended December 31, 2017, the dredging segment reported gross profit of $13.0 million and operating income of $0.6 million. These results compare to revenue of $184.3 million, gross profit of $21.4 million and operating income of $7.3 million for the same quarter in 2016.

For the year ended December 31, 2017, the dredging segment reported revenue of $592.2 million, gross profit of $42.7 million and operating loss of $13.4 million. Excluding the charges relating to our previously announced restructuring, for the year ended December 31, 2017, the dredging segment reported gross profit of $65.7 million and operating income of $15.5 million. These results compare to revenue of $637.5 million, gross profit of $85.3 million and operating income of $34.1 million in the prior year.

Dredging Segment
Select Income Statement Results Excluding Restructuring
(Unaudited and in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2017			December 31, 2017

	2017	2016	Variance	2017	2016	Variance
Revenue	$152,737	$184,346	$(31,609)	$592,159	$637,468	$(45,309)

Gross profit	(9,656)	21,395	(31,051)	42,730	85,339	(42,609)
Restructuring exclusions	22,645	-	22,645	22,961	-	22,961
Gross profit excluding restructuring	12,989	21,395	(8,406)	65,691	85,339	(19,649)
Gross profit margin	-6.3%	11.6%		7.2%	13.4%
Gross profit margin excluding restructuring	8.5%	11.6%		11.1%	13.4%

Operating income (loss)	(26,665)	7,346	(34,011)	(13,353)	34,108	(47,461)
Restructuring exclusions	27,218	-	27,218	28,840	-	28,840
Operating income (loss) excluding restructuring	553	7,346	(6,793)	15,487	34,108	(18,621)
Operating margin	-17.5%	4.0%		-2.3%	5.4%
Operating margin excluding restructuring	0.4%	4.0%		2.6%	5.4%

Dredging Segment – Fourth Quarter 2017

  Revenue in the fourth quarter of 2017 decreased over the prior year period primarily due to lower foreign capital, coastal protection, domestic capital and river and lakes revenues, slightly offset by higher maintenance revenues.
  Gross profit excluding restructuring decreased by $8.4 million in the fourth quarter of 2017 as compared to the same period in 2016 as a result of weather delays, idle plant, additional costs on our smaller domestic inland and foreign projects.
  Operating income excluding restructuring decreased by $6.8 million in the fourth quarter of 2017 compared to the prior year quarter primarily due to lower gross profit offset by lower loss on sale of assets. General and administrative expenses excluding restructuring increased slightly quarter over quarter.
  Dredging backlog was $511.3 million at the end of the year, an increase of $43.6 million compared to backlog at December 31, 2016. This includes $238 million related to the Charleston I and II projects awarded during 2017.

Dredging Segment – Full Year 2017

  Revenue decreased $45.3 million in the twelve months ended December 31, 2017 compared to the prior year, primarily driven by lower domestic capital, coastal protection, foreign capital and rivers and lakes revenues. Maintenance revenues were $42.6 million higher than the prior year, which slightly offset the decreased revenues in the segment. The international division continued to see the impact of a slow international market with an annual decrease of $17.1 million year over year.
  Gross profit excluding restructuring decreased by $19.6 million in 2017 as compared to 2016 on lower contract margin, specifically on our smaller domestic inland projects, and decreased absorption of fixed costs due to lower utilization of the fleet.
  Operating income excluding restructuring decreased by $18.6 million in 2017 compared to 2016, driven by lower gross profit as well as increased general and administrative expenses excluding restructuring.

For the three months ended December 31, 2017, the environmental & infrastructure (“E&I”) segment reported revenue of $39.0 million, gross profit of $0.9 million and operating loss of $3.6 million. Excluding the charges relating to our previously announced restructuring, for the three months ended December 31, 2017, the E&I segment reported gross profit of $0.9 million and operating loss of $3.3 million. These results compare to revenue of $30.2 million, gross profit of $0.7 million and operating loss of $9.3 million for the same quarter in 2016.

For the year ended December 31, 2017, the E&I segment reported revenue of $112.6 million, gross profit of $7.2 million and operating loss of $10.2 million. Excluding the charges relating to our previously announced restructuring, for the year ended December 31, 2017, the E&I segment reported gross profit of $7.2 million and operating loss of $9.6 million. These results compare to revenue of $133.6 million, gross profit of $1.0 million and operating loss of $19.4 million in the prior year.

Environmental & Infrastructure Segment
Select Income Statement Results Excluding Restructuring
(Unaudited and in thousands)

	Three Months Ended			Twelve Months Ended
	December 31, 2017			December 31, 2017

	2017	2016	Variance	2017	2016	Variance
Revenue	$39,005	$30,200	$8,805	$112,607	$133,637	$(21,030)

Gross profit	888	702	186	7,153	1,049	6,104
Restructuring exclusions	7	-	7	7	-	7
Gross profit excluding restructuring	895	702	193	7,160	1,049	6,110
Gross profit margin	2.3%	2.3%		6.4%	0.8%
Gross profit margin excluding restructuring	2.3%	2.3%		6.4%	0.8%

Operating income (loss)	(3,572)	(9,255)	5,683	(10,172)	(19,428)	9,256
Restructuring exclusions	227	-	227	644	-	644
Operating income (loss) excluding restructuring	(3,345)	(9,255)	5,910	(9,528)	(19,428)	9,900
Operating margin	-9.2%	-30.6%		-9.0%	-14.5%
Operating margin excluding restructuring	-8.6%	-30.6%		-8.5%	-14.5%

Environmental & Infrastructure Segment – Fourth Quarter 2017

  Revenue increased in the fourth quarter of 2017 compared to the same quarter of 2016 on higher revenues in the core E&I business, offset slightly by the absence of the historical Terra business unit in the fourth quarter of 2017.
  Gross profit excluding restructuring in the fourth quarter of 2017 was flat in comparison to the same quarter in 2016, driven by the lack of project losses in the historical Terra business unit, offset slightly by lower contract margin in the core E&I business stemming from one project loss which negatively impacted gross profit by $2.5 million in the quarter. The segment also had a $1.6 million reduction in plant and overhead costs excluding restructuring when comparing the fourth quarter of 2017 to the same quarter in 2016.
  Operating loss excluding restructuring improved by $5.9 million in the fourth quarter of 2017 compared to the prior year quarter due to lower general and administrative expenses and loss on sale of assets, excluding restructuring. In the fourth quarter of 2016, E&I incurred $2.3 million in loss on sale of assets related to the divesture of the Terra business. This divesture also resulted in the majority of the improvement in general and administrative expenses.
  Backlog was $35.4 million at the end of the year, which is a decrease of $2.3 million compared to backlog at December 31, 2016.

Environmental & Infrastructure Segment – Full Year 2017

  Revenue decreased in the twelve months ended December 31, 2017 over the same period of the prior year, due to the absence of revenue related to the divested Terra business unit offset by higher year over year revenues in the core E&I business.
  Gross profit excluding restructuring improved by $6.1 million in 2017 over 2016 primarily as a result the absence of the Terra business unit losses that did not reoccur in 2017, partially offset by a $6.1 million loss associated with one project in the core E&I business. Excluding this one project loss, the core E&I business had a strong contract margin overall.
  Operating loss excluding restructuring improved by $9.9 million in 2017 compared to the prior year due to the improvement in gross profit margin and a reduction of $2.8 million related to the loss on sale of assets related to the Terra divestiture which occurred in 2016. This improvement was slightly offset by an increase in general and administrative expenses in 2017 due to an $8.6 million benefit related to the reversal of a potential earn-out and restricted stock units in the third quarter of 2016. Excluding the impact of this reversal in 2016, general and administrative expenses in the segment decreased year over year on the absence of costs associated with our divested Terra business unit.

Commentary

Mr. Petterson concluded, “The domestic dredging bid market continues to strengthen and totaled $1.3 billion at year end. Our dredging segment won 52% of our addressable bid market, which is above our 42% average combined dredging bid market share over the prior three years.  Our capital dredging awards totaled $414 million, including $260 million for the combined Charleston I and II projects. Maintenance dredging awards totaled $94 million; coastal protection awards totaled $155 million and rivers and lakes awards totaled $3 million. We expect to continue to see a strong bid market in 2018 with several large port deepening and coastal protection projects bidding. We expect the current momentum in the market to continue into 2019 and onward.

The recent budget activity in Washington D.C. provides further optimism about the domestic market in the coming years. President Trump’s infrastructure plan looks to expedite the permitting process and eases the use of state and local funds in projects such as port deepenings and beach restoration. Additionally, the United States Senate Committee on Appropriations recently announced the supplemental appropriations for disaster relief and recovery which includes $17.4 billion for the United States Army Corps of Engineers to fund projects that will reduce the risk of future damage from flood and storm events. Although it is uncertain the impact that this will have on the dredging market, we believe it is a positive indicator for work in the coastal protection and restoration markets.

In the international market, we have secured projects to keep our fleet utilized throughout 2018. We remain optimistic about an uptick in the international market starting in 2019.

Profitability improved in the E&I segment in 2017 as compared to 2016, but not to the levels to which we expected. With a backlog of $35.4 million and additional new work of $19.3 million awarded since year end, we expect further improvement in the E&I segment in 2018. We continue to focus on projects where we have expertise and where we have had positive outcomes with the client in the past.”

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, February 20, 2018 at 9:00 a.m. C.S.T. (10:00 a.m. E.S.T.). The call in number is 877-377-7553 and Conference ID is 9369754. The conference call will be available by replay until Thursday, February 22, 2018, by calling 855-859-2056 and providing Conference ID 9369754. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA from continuing operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and infrastructure services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 127-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,”  or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previously-recorded revenue and profit due to our use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; losses attributable to our investments in privately financed projects and the likelihood of realizing, and amount of, expected restructuring charges to be realized in connection with the restructuring activities. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2016, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Contract revenues	$191,741	$213,405	$702,503	$767,585
Gross profit	(8,768)	22,097	49,883	86,388
General and administrative expenses	16,747	18,506	68,331	65,533
Loss on sale of assets—net	4,722	5,500	5,077	6,175
Total operating income (loss)	(30,237)	(1,909)	(23,525)	14,680
Other income (expense)
Interest expense—net	(7,606)	(6,464)	(26,046)	(22,907)
Equity in loss of joint ventures	(43)	(2,384)	(1,484)	(2,365)
Loss on extinguishment of debt	—	—	(2,330)	—
Other expense	(445)	(1,459)	(788)	(3,377)
Loss from continuing operations before income taxes	(38,331)	(12,216)	(54,173)	(13,969)
Income tax provision	29,498	5,233	35,610	5,792
Loss from continuing operations	$(8,833)	$(6,983)	$(18,563)	$(8,177)
Loss from discontinued operations, net of income taxes	—	—	(12,697)	—
Net loss	$(8,833)	$(6,983)	$(31,260)	$(8,177)

Basic loss per share attributable to loss from continuing operations	$(0.14)	$(0.11)	$(0.30)	$(0.13)
Basic loss per share attributable to loss on discontinued operations, net of income taxes	—	—	(0.21)	—
Basic loss per share	$(0.14)	$(0.11)	$(0.51)	$(0.13)
Basic weighted average shares	61,592	60,948	61,365	60,744

Diluted loss per share attributable to loss from continuing operations	$(0.14)	$(0.11)	$(0.30)	$(0.13)
Diluted loss per share attributable to loss on discontinued operations, net of income taxes	—	—	(0.21)	—
Diluted loss per share	$(0.14)	$(0.11)	$(0.51)	$(0.13)
Diluted weighted average shares	61,592	60,948	61,365	60,744

Great Lakes Dredge & Dock Corporation and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net loss	$(8,833)	$(6,983)	$(31,260)	$(8,177)
Loss from discontinued operations, net of income taxes	—	—	(12,697)	—
Loss from continuing operations	(8,833)	(6,983)	(18,563)	(8,177)
Adjusted for:
Interest expense—net	7,606	6,464	26,046	22,907
Income tax provision (benefit)	(29,498)	(5,233)	(35,610)	(5,792)
Depreciation and amortization	22,334	17,331	60,520	63,023
Loss on extinguishment of debt	—	—	2,330	—
Adjusted EBITDA from continuing operations	$(8,391)	$11,579	$34,723	$71,961
Excluded for:
Impact of restructuring	20,587	—	22,625	—
Adjusted EBITDA from continuing operations, excluding restructuring	$12,196	$11,579	$57,348	$71,961

Great Lakes Dredge & Dock Corporation and Subsidiaries
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	December 31,	December 31,
	2017	2016

Cash and cash equivalents	$15,852	$11,167
Total current assets	262,184	307,226
Total assets	832,357	893,588
Total short-term debt	2,758	2,465
Total current liabilities	150,250	179,834
Long-term debt	428,141	390,402
Total equity	221,296	247,890

Great Lakes Dredge & Dock Corporation and Subsidiaries
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues	2017	2016	2017	2016
Dredging:
Capital - U.S.	$56,479	$67,831	$185,113	$219,914
Capital - foreign	4,883	25,082	42,306	59,413
Coastal protection	49,705	62,419	191,070	215,041
Maintenance	36,391	14,730	134,923	92,274
Rivers & lakes	5,278	14,284	38,747	50,826
Total dredging revenues	152,736	184,346	592,159	637,468
Environmental & infrastructure	39,005	30,200	112,607	133,637
Intersegment revenue	—	(1,141)	(2,263)	(3,520)
Total revenues	$191,741	$213,405	$702,503	$767,585

	As of
	December 31,	December 31,
Backlog	2017	2016
Dredging:
Capital - U.S.	$383,577	$234,575
Capital - foreign	8,575	22,025
Coastal protection	76,460	109,871
Maintenance	23,662	56,929
Rivers & lakes	19,046	44,298
Total dredging backlog	511,320	467,698
Environmental & infrastructure	35,357	37,645
Total backlog	$546,677	$505,343

GLDD FIN

For further information contact:
Abby Sullivan
Investor Relations
630-574-3024